Exhibit 5.1

OPINION OF COUNSEL REGARDING LEGALITY

Fraser and Company
Barristers & Solicitors
Suite 1200, 999 West Hastings Street
Vancouver, British Columbia
Canada V6C 2W2
Tel: (604) 669-5244 Fax: (604) 669-5791 Email: lui@fraserlaw.com

April 22, 2003

Universal Domains Incorporated
502 - 828 Howe Street
Vancouver, British Columbia
Canada V6Z 1R3

Re: Universal Domains Incorporated 2003 Consultant Stock Plan

This letter will constitute an opinion upon the legality of the sale by Universal Domains Incorporated, a Canadian Federal corporation, of 17,300,000 shares of common stock, all as referred to in this Form S-8 Registration Statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable Canadian federal laws, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares when issued in conformity with the terms and conditions of the plans will be legally issued, fully paid, and non-assessable.

Very truly yours,

FRASER AND COMPANY

/s/ Fraser and Company